EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 27, 2004, except for Note 12, as to which the date is February 20, 2004 and Note 13 as to which the date is June 30, 2004, with respect to the financial statements and schedule of Time Warner Telecom, Inc., in the Registration Statement (Form S-4) and related Prospectus of Time Warner Telecom Holdings Inc. (“Holdings”) for the registration of $200,000,000 of Holdings’ 9 1/4% Senior Notes Due 2014 and $240,000,000 of Holdings’ Second Priority Senior Secured Floating Rate Notes due 2011.

/s/ Ernst & Young LLP

Denver, Colorado

June 30, 2004